UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  May 17, 2004

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 9.  Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information.   Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about June 21, 2004.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 2, 4, 5, 6, 7, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 23, 26, 27, 30, 31, 32, 33 and 34, contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

RESPONSES TO SELECTED QUESTIONS REGARDING FIRST QUARTER 2004 RESULTS

1.                                      We’re shareholders in Expeditors and we wonder if you could disclose what percentage of business is contractual/fixed versus spot market based? By contractual/fixed, we mean Expeditors agrees to provide certain volume capacity at a certain price (or tight range volume and prices). By spot market, we mean a customer comes to you and says “I need this amount of capacity next week and am willing to pay the going market rate. What we are trying to get at is how spikes in carrier pricing up/down can hurt/help Expeditors within those contractual/fixed business arrangements. Is there much flexibility in those contractual/fixed arrangements? What is the typical length of a contractual/fixed arrangement? When carriers do jack up rates to take advantage of a demand/supply imbalance, how quickly can you pass that on to your customers? What would prevent price hikes by carriers always being passed straight through and immediately to customers? Any related commentary on these issues would be appreciated. Thank you.

We took one look at this question and knew immediately that it established some sort of new record.  Regular readers know that this is not good.  In addition to being hopelessly compound and running some 161 words prior to editing, your question contains a large number of “slashed words” in a rather short amount of space.  Where else but this question have contractual/fixed, up/down, hurt/help and demand/supply all occupied the same paragraph?  While it is unique and therefore a record, this is writing that needs some immediate attention/therapy/help.

We can’t offer a direct answer to your question for the simple reason that we don’t track our revenues and our costs by whether or not they are “spot” or “contractual/fixed.”   We understand what you’re asking, but the data is not available to us in a format that allows us to supply a quantitative answer.

If we had to supply a qualitative answer, we would guess that the bulk of our unregulated transportation business would not fit nicely into either classification.  In the real world there is a vast middle ground between true spot quotes and contractual pricing arrangements.  This is a middle ground occupied by predictable pricing over an indeterminate term without either party truly being bound to anything more than a mutually beneficial business relationship.

We will offer the following additional observations on the main focus of your questions:

•                  Where we do have agreements, certainly no two are the same.  Nothing is ever fixed in stone nor runs forever.

•                  Factors that are taken into consideration in connection with the nature and timing of rate changes primarily center around the size and rationale proposed by the underlying carriers and the timing of that last rate change.

2.                                      Based on comments in your March 8-K, it sounds as if cash bonus compensation for employees would be reduced simply because new accounting rules require the expensing of options - even though expensing has no impact on cash flow. If this occurs, how much will it hurt Expeditors’ ability to retain employees? Under this scenario, what things can and would Expeditors do to attract, retain and motivate employees?

Those who have followed Expeditors for any time at all will recognize that in large part our response to this question needs to begin with the observation that “we don’t make the rules, we just try to follow them.”

Whenever GAAP is modified to require expensing of stock options, this non-cash expense (this time it was your observation not ours) will certainly be considered as an operating expense and it is a fact that operating expenses reduce bonus compensation at Expeditors.  We have never made a distinction between cash and non-cash operating expenses and we are not about to start now.

It is unlikely that we will modify our incentive compensation plans to compensate, no pun intended, for this “non-cash” operating expense. Changing how we compute the bonus would be an egregious example of management stacking the deck to feather their own nest at the expense of the shareholders. It is just not us to change the bonus rules to eliminate the impact of a potential GAAP rule change.

While nobody likes the concept of reduced incentive compensation, we are secure that we will weather this storm because we have the foundation of a great compensation system at Expeditors. Once you have a good foundation in place, it is possible to adapt to changes as they occur. Even if options are expensed, our compensation system should be sufficiently sound to motivate employees to continue to strive to provide shareholders with growth.

There is no “cap” or limit on how big the branch bonus can become at Expeditors.  Our employees know that as they build a bigger and more profitable branch or region, they will generate more incentive compensation — regardless of the impact of “non-cash” GAAP changes. It may require some patience, but we’re confident in the commitment of our employees.

We don’t want to repeat the arguments we have made in the past with respect to stock options.  Suffice it to say that we believe that options are an important part of what made Expeditors what it is today.  Therefore, we will continue to award employee stock options as long as our shareholders continue to approve the annual grant.  Will the expensing of options cause a reduction in the number of options awarded in any given year?  The answer is very likely yes and this of course will slow the dilution of existing shareholders.

No doubt this is good news to those who oppose options but believe fractional interests in corporate jets are a justifiable use of corporate funds.  Let’s just say we disagree about the options and the jets and move on.

3.                                      Would you compare net airfreight revenue per transaction in the first quarter of 2004 relative to the same quarter of 2003?  While this obviously varies across lanes, we are trying to get a general perspective of the change in relative profitability per transaction compared with last year.

Net airfreight revenue per transaction was actually fairly comparable when the first quarter of 2004 is contrasted with the same period of 2003.  Increases in the overall tonnage handled was the primary reason for the jump in the first quarter 2004 airfreight net revenue.

4.                                      What would be your expectations for eastbound Trans-pacific ocean freight rate increases in May 2004 compared to last year.   On the airfreight side, can you give us some idea of how much airfreight rates have increased year over year in the first quarter of 2004?

We expect that ocean freight rates will tend to rise, but we aren’t in a position at this time to try to quantify what level of change is likely.  As for airfreight rates, they have definitely risen on a year-over-year basis, but here the amount of the change depends upon that specific origin.  For example, rates out of Shanghai have seen increases that are well into double digits.

5.                                      Do you believe the change in tariff regulations starting in 2005 for the garment industry will have any impact on U.S. import volumes in 2004?  With the inability to “borrow” from next year’s quota, does this have the potential to limit the flow of goods entering the US as we move into later 2004? It would seem that this change encourages importers to ship product earlier in 2004.  Would you agree?

The change you reference is the abolition of U.S. textile import quotas as a result of the WTO.   If the consequences of this change were as you predict, we would all need to go out right now and do our holiday shopping plus it would no doubt be wise to purchase some spare underwear.

From a common sense look at the world, it seems to us that the demand for new clothing garments, of whatever kind, is not going to be affected by whether or not there is a quota system in place and there is certainly not enough time to re-establish large scale production of clothing in the U.S.  Plus an election year is a bad time for the first U.S. underwear shortage.  Something else is going to happen in our opinion.

The concept of quotas will not exist in 2005.  The inability to borrow quota from next year will no doubt cause imports from individual countries to close.  As these quota closures occur, production will most likely shift to other locations where quotas remain open, as demand for new clothing will continue unabated.  This means that textile importers will need to be very comfortable that their logistics providers have sufficient cargo lift in the countries that are considered to be second and third tier manufacturing locations.  Fortunately, our global network has just these sort of logistic capabilities.

6.                                      I am curious regarding the ocean port infrastructure in China (the PRC).  We all continue to see the headlines of the massive infrastructure development in the PRC.  In reality, are port capacity and port expansion plans adequate to meet the demands across the various regions?  Are any regions in the PRC better or worse off relative to the respective demands in the regions?  If a bottleneck on transpacific ocean trade were to develop, would it be at West Coast ports or in the PRC?

As you note, there is a tremendous amount of infrastructure development going on in the PRC.  We’re almost certain that  we are not the ones to comment on whether or not port capacity and expansion plans are adequate to meet the demands across various regions.  We are freight forwarders not planners or pundits.  We take the infrastructure as it comes.  Our goal is make sure that our customers don’t need to worry about whatever infrastructure there may be in the PRC, or anywhere else.

As for bottlenecks, we think that it is unlikely that the PRC will allow factories to spring up in areas that are so remote as to not be able to deliver the goods to market, nor do we believe that our customers would elect to source production in places you can’t get to from here.  While there may be some challenges, we hardly see this developing as an overwhelming trend.

7.                                      When considered as a whole for Expeditors, how does the profitability of US export forwarding business compare with import business?

From a total profit contribution standpoint, U.S. import business adds much more to our bottom line than does U.S. export activity.  From an operating margin standpoint (operating income as a percentage of net revenue), U.S. exports have slightly higher operating margins, provided that you buy into the assumptions that are required to allocate common costs among products.

8.                                      Please describe Expeditors airfreight and ocean freight year over year volumes during March 2004 vs. the two previous months?

The March 2004 airfreight tonnage was higher on a year-over-year basis than were the year-over-year tonnage increases noted for the first two months on the same basis.  That is not to say that we were in any way disappointed with January and February of 2004.  For the overall quarter, airfreight tonnage globally was up nearly 23% in the first three months of 2004.

9.                                      The most recently reported international ATA figures point towards significant volume acceleration in the Pacific (Asia) to U.S. trade lane.  Has Expeditors witnessed a significant pickup in airfreight volumes within this trade through March and April 2004?

Yes.

10.                               Our sense from speaking with industry insiders is that 2004 should prove another difficult year versus 2003 for forwarder gross yields due to (1) accelerating import/export volumes into recovering domestic and global economies and (2) continued material rate increases put in place by underlying transportation providers.  Is our assumption we could witness continued year over year pressure on airfreight and ocean freight gross yields going forward fair??

The answer is yes, but we want to add a bit of explanation.  We would expect ocean freight yields to be under some pressure in 2004 when compared with 2003.  As to our airfreight yields, they were stable during the first quarter of 2004, but is really too early for us to make a call on the last part of this year.

11.                               We’ve heard incremental comments regarding Expeditors’ introduction of a dedicated domestic U.S. freight forwarding network and that the company is currently testing this product in various cities.  If so, which cities are currently involved in these tests and what is the time frame for a larger roll out of this product?  Will Expeditors use third party trucking capacity as well as third party airfreight capacity?  Will Expeditors’ product be similar to XXX’s domestic forwarding network?  How will you differentiate your product from current domestic forwarding products in the market place?  Finally, if a larger roll out is anticipated, will Expeditors staff a separate domestic sales force?

Currently we are operational in all major gateways and many other branches.  Since we have no intention of buying airplanes or trucks, we will use third party asset based providers in the same manner that we use these folks for international air and ocean freight.  Our intention in providing the domestic service is to focus on the time-definite market as a natural adjunct to the international air and ocean programs we have operated for years now.

As to whether it will look like a competitor’s service offering, we have to say that we honestly hope not.  We say this not to take a cheap shot or to in any way imply that there aren’t some great domestic networks out there.  However from where we sit, our competitors seem to have a structured domestic product that stands separate and apart from their international offerings.  This works great for them, but this is not the vision that we have.

To be uniquely Expeditors, we believe that North American transportation needs to be integrated seamlessly into our existing branch model.  It will not be a separate identity, but rather we will build this as an additional product offering within each North American branch.

With respect to the sales force, there will be domestic product managers and domestic product specialists who spend a lot of their time focusing on the domestic product.  These folks will train our existing sales staff as to how to sell this service.  They will also be responsible for teaching operations staff in how to deliver it.

12.                               I recently read an article in Forbes Magazine, that issued a vague warning about Expeditors. I am not sure I understand the accounting concepts used to make the point, so I thought I’d just ask whether you saw the article and if so ask what you think about it?

We will assume that you are referring to the Point of View column written by Dr. Stephen Hanke entitled “Where’s the Cash” which appeared in the April 12, 2004 issue of FORBES magazine.  Your question is not the only inquiry we received about this article.  Several employees, wondering if they were working for the next WorldCom, forwarded the article for comment and one other shareholder asked for comments during the question and answer portion of our May 5, 2004 annual shareholder’s meeting.

We want to use this forum to provide a response to Dr. Hanke.  At the outset, we want to emphasize the word response as opposed to rebuttal.  While the difference between these two words can be quite subtle, we wouldn’t want anyone to be confused and think that we are trying to publicly pick a fight with Dr. Hanke.  That’s the kind of thing that could prompt another call from the Wall Street Journal and in general divert our attention away from managing this business.

Having decided to respond without wanting to be disputatious, we still can’t seem to shake the vague fear that something bad is going to come of all this.  Perhaps it is the adage attributed to Mark Twain to never pick a fight with someone who “buys ink by the barrel” that keeps nagging at us.

When we learned that Dr. Hanke is a Professor of Applied Economics at Johns Hopkins University we wondered if we had gotten under his skin inadvertently. After all, we have previously defined an economist as someone who would marry Cindy Crawford for her money.  Frankly, the economist comment was a joke and we meant nothing personal.

While we have no idea what applied economics might involve, we are freight forwarders after all and are prone to quoting Ricky Ricardo the Cuban bandleader as opposed to David Ricardo the classical economist, we agree with Dr. Hanke to the extent that he posits that somewhere in the earnings process cash flow and earnings ought to approximate one another.  In fact, we agree with almost everything Dr. Hanke says right up to his last two sentences.

Regular readers know that we share Dr. Hanke’s scorn for the concept of EBITDA. We trash EBITDA whenever the opportunity avails itself.  So how could a professor who hates EBITDA end his article trashing Expeditors?  This thought has bothered us ever since we first read the Hanke commentary.

We don’t want to put words in Dr. Hanke’s mouth so at this point we want to urge the reader to pull away from this SEC filing and read the original text.  When we click on http://www.forbes.com/forbes/2004/0412/230_print.html the article appears for free on our computer screen.  Assuming this works for you, take a moment and read what Dr. Hanke wrote.  Remember it is all good except for the ending where he lost it for a moment or two.

That Dr. Hanke might not choose to invest in Expeditors, for whatever reason, is certainly his prerogative.  Inferring that Expeditors is somehow in the same league as Enron, WorldCom or Adelphia is just plain wrong and we think embarrassingly so.  Let us demonstrate why.

We are now going to descend into the bowels of accountancy and likely wallow around a little bit in some relevant accounting information.  Just so Dr. Hanke understands that we have a sense of humor we note that accountants are a group that understand they have absolutely no chance of dating someone like Cindy Crawford, let alone marrying her.  Instead they focus on figures that can be manipulated with some probability of success.

As you read, Dr. Hanke starts by trashing EBIDTA as any sort of meaningful measure of corporate performance and then goes a round or two with Warren Buffet’s definition of intrinsic value as a foundation for the point that businesses really need to be able to validate their earnings with some measure of cash flow in order for investors to be comfortable that stated GAAP earnings are real.  While we don’t always agree with Warren Buffet, we agree that cash earnings less cash expenses approximate real cash profits.  We also agree that the value of a business is nothing more than the discounted present value of future cash flows.  The practical problem is that this is easier to state than it is to calculate and this accounts for why Mr. Buffet never displays his intrinsic value calculations in public.

Dr. Hanke then gives a number of very sound examples of why a GAAP Statement of Profit and Loss can obfuscate very convincingly, if not totally obliterate, a company’s underlying cash flow distress.  Here again we agree.

The article next introduces the reader to the concept of free cash flow as a proxy for extractable cash which in itself is the basis of an intrinsic value calculation.  This can be found in published financial statements according to Dr. Hanke by deducting maintenance level capital expenditures from the figure published for cash flow from operations.

We think this a sound and very useful concept. In fact, at Expeditors we say “It’s not real until it is cash.” Our district managers certainly understand this concept as uncollected accounts receivable of a certain age are automatically “reserved” (expensed) against their branch operating income. When incentive compensation in the form of a branch bonus calculated as a percentage of operating income provides the vast majority of management compensation, our employees are keenly focused on the merits of turning the working capital assets into cash. All in all, we’ve always thought of Expeditors as a virtual free cash flow machine and should have been the sort of company Dr. Hanke could point to with pride.  So what happened?

Creating a snappy ending for an article is probably difficult.  Having written nearly a page of theory, somebody decided that Dr. Hanke should end his article with real world examples of companies at the extremes of cash flow.  In other words a couple of stellar companies and a couple of companies that are close to going broke on paper profits.  So Dr. Hanke informs us that he requested Mr. Michael Ozanian, a distinguished Forbes reporter who appears on our television every Saturday morning as a talking head for a Fox News business show, to scroll through a financial database and extract companies based on screening parameters intended to extract the real world examples.

The positive screen was designed to isolate companies where free cash flow per share grew faster than reported earnings per share over the past three years.  Mr. Ozanian found two and one just happens to be a darn good customer of Expeditors.  It’s nice to have customers who are recognized as superior performers.

Dr. Hanke also requested that Mr. Ozanian look for companies that had recorded double-digit earnings growth in their most recently available fiscal year and who had declining free cash flow year over year.  Dr. Hanke also wanted companies whose earnings per share exceeds free cash flow per share.  The end result of this screen was that based upon 2002, Expeditors and one other company were identified by Mr. Ozanian’s computer as deserving of Dr. Hanke’s disapproval.

So what happened and if Expeditors is a cash flow performer, how did our company end up on the fake profits list?  The answer lies in the screening method but we really don’t have enough information to lay the error at the feet of Dr. Hanke, Mr. Ozanian or both. If the theory is bad, we can put the doctor in the barrel, but if the execution was flawed we need to look to the TV star/reporter.

We are reminded of a lesson in critical thinking given by one of our high school math teachers who set out to share with the class a short cut for solving mathematical problems.  This teacher put the following fraction on the chalkboard and asked the class to quickly reduce this fraction to its lowest form:

16
64

Before any student could respond, even the smart ones who might grow up to be applied economists, the teacher drew a single diagonal line through both sixes in the fraction in the manner shown below.  Chalk flew and when he was done the board looked like this:

The class was electric with amazement.  We had each been through countless hours of public school mathematics without ever learning this valuable technique.  As the class settled down, the teacher added quietly that the one drawback with this technique was that it only worked with the fraction of 16 over 64.  In other words in most cases, the use of this short-cut technique of reducing a fraction with the same number in the numerator as in the denominator would produce incorrect results.  He then cautioned the class to be certain before relying on shortcuts or abbreviated steps that we better understand just how universally the short cut could be applied.

Dr. Hanke set out a short cut in his article.  Much like taking the sixes out of 16/64, the free cash flow short cut advocated in the article is not universal.  The article says to subtract maintenance level capital expenditures from the figure published for cash flow from operations to arrive at free cash flow and that “absent any clear-cut information about which plant and equipment outlays expanded the business and which merely kept existing business alive, assume that all fell into the latter category.”  In the hands of Mr. Ozanian, this short cut lead to linking Expeditors with some of the major corporate frauds of the past decade merely by mindlessly assuming that all of Expeditors’ capital expenditures were made to keep the business alive.

We firmly believe that Expeditors has outstanding fundamentals. However, you don’t need to take our word for it.  Since one of our objections to the Hanke screen is the fact that it focuses on just one year, we thought it might be instructive to compare GAAP cash flow from operations with our cash generation and consumption over several years.  The result of this effort is the table below.

Table I

(in $ 000’s)	1996	1997	1998	1999	2000	2001	2002	2003	Total

Cash flow from operations	24,167	59,804	53,238	53,311	154,458	167,614	116,493	114,335	743,420
Capital expenditures	(20,824)	(36,007)	(52,455)	(26,582)	(25,582)	(37,382)	(81,427)	(20,745)	(301,004)
Free cash flow per Hanke	3,343	23,797	783	26,729	128,876	130,232	35,066	93,590	442,416

Other stuff that affects cash flow:
Decrease (Increase) in short term investments	87	(13)	(121)	(750)	(818)	1,698	(31)	(5)	47
Acquisitions, net of cash	—	(7,076)	—	—	—	—	—	—	(7,076)
Cash paid for note, secured by real estate	—	—	—	—	—	(10,208)	(4,262)	—	(14,470)
Cash held in escrow for real estate acquisition	—	—	—	—	—	—	(31,250)	—	(31,250)
Other	(3,058)	(825)	(93)	(4,381)	(3,081)	(7,754)	(333)	(5,562)	(25,087)
Proceeds from sale of property and equipment	—	—	—	—	—	789	4,151	415	5,355
Short-term borrowings, net	3,164	(2,887)	10,067	7,328	(14,501)	(2,632)	(395)	(1,171)	(1,027)
Repurchases, net.	(588)	537	241	(265)	(1,261)	(45,035)	165	(81)	(46,287)
Dividends	(1,933)	(2,444)	(3,449)	(5,027)	(7,184)	(10,409)	(12,485)	(16,772)	(59,703)
Effects of foreign exchange on cash	(191)	(5,961)	(93)	(1,880)	(4,209)	(7,009)	2,556	13,559	(3,228)
Total of stuff Hanke ignored that is important	(2,519)	(18,669)	6,552	(4,975)	(31,054)	(80,560)	(41,884)	(9,617)	(182,726)

Increase (Decrease) in Cash	824	5,128	7,335	21,754	97,822	49,672	(6,818)	83,973	259,690
Cash at Beginning of Year	36,142	36,966	42,094	49,429	71,183	169,005	218,677	211,859	—
Cash at Beginning of 1996	—	—	—	—	—	—	—	—	36,142
Cash at End of Year	36,966	42,094	49,429	71,183	169,005	218,677	211,859	295,832	295,832

This is a very simple eight year reconciliation that takes us from having less than $37 million in cash and short-term investments at 12/31/95 to the $295 million we had as of 12/31/03 – some eight years later.  If you look at capital expenditures two periods seem to stand out from what looks to us like a $25-30 million per year norm.  These are the periods 1997/98, where we purchased and redeveloped one half block of downtown Seattle, and 2001/02, where we purchased property in Newark, London and San Francisco.

Now having noted that the aberrations are all associated with the acquisition of real estate in major gateways for cash, the question becomes would Dr. Hanke consider these expenditures that were required to expand our business or merely keep the business alive?  The short cut used by Mr. Ozanian assumed that these expenditures were required to keep Expeditors alive.

We think that with any sort of understanding about our business, the analyst would conclude that these real estate purchases are probably not properly classified as expenditures required to keep Expeditors alive.  Rather, they were discretionary investments made to secure our position in local markets and to provide a superior return on our cash.  Let’s start with the observation that our business dictates that we have offices in each of these important international gateway locations.  Our options are to rent or to purchase.  No matter what the cost of real estate, we can’t move away from these locations. Nor is the business we do in each location likely to disappear.  New York and London have been important and expensive locations to do business for many years.  San Francisco and Los Angeles, while not having the extensive history of New York and London, are expensive real estate markets and are also important gateways.

If we rent in these locations, we face rent escalations every five years or so, but we don’t need to make a capital expenditure.  Our cash stays on the balance sheet available for other purposes and would currently earn something approaching 1%.  If we purchase real estate, we give up the 1% market return and rather than rent we have a depreciation charge over say 30 to 40 years. Worst case this is less than 3.5% per year and only relates to the cost of the building not the land.  All in all, right now a purchase costs us less than 4% per year on average.  Rent in these gateway markets contains all of the risks of ownership and returns in excess of 8% to the owner on the fair market value of the investment.  If we can use cash to cut our second largest expense by 50% (moving from over 8% to less than 4%), is this what Dr. Hanke would really call these expenditures required to keep Expeditors alive?

Frankly, we really don’t know the answer, but we do know that what we are doing makes sense to us.  Except for real estate acquisitions our capital expenditures in any year approximate our non-cash depreciation expense.  These are the capital expenditures that we would say clearly are maintenance level capital expenditures.

Returning to the chart you can clearly see that our earnings since 1996 have been backed by an increase in our corporate cash.  This proves to us that we’re not the next Enron or WorldCom.  We have no long-term debt, our payables have remained in line with our receivables and we can’t fake cash.  So, Dr. Hanke at Expeditors the earnings turn to cash and that cash is right where it’s supposed to be—on our balance sheet.  Had Mr. Ozanian done anything more than a mindless screening at your direction one of you might have picked up a balance sheet and noticed it.

This answer has gone on too long and we have an 8-K to publish so let us just get lazy and make some final comments in bullet form.

•                  Accountants know that the FASB has expressly prohibited the publication of the mongrel “cash flow per share” number in GAAP financial statements.  Dr. Hanke’s screening uses a Free Cash Flow Per Share figure.  One has to wonder if this is the difference between applied economics and accounting.

•                  Is a one-year screen really a fair basis to conclude that a company is more like Enron than General Electric?

•                  Expeditors failed the screen in part because we had double-digit profit growth.  While we understand that any company with fraudulent numbers is likely to invent double-digit growth but all in all we like growth even if it does cause Dr. Hanke to be suspicious.

•                  As an opponent of EBITDA, we would have thought that Dr. Hanke would be concerned with goodwill and intangibles as a percentage of equity.  Expeditors as of December 31, 2003 had a negligible 2.9%.  If you look at Dr. Hanke’s rogues, you will see goodwill/equity ratios of 87% for WorldCom, 376% for Adelphia and even 104% and 91% for the star picks in the screening. While we are certainly not applied economists, we know from observations in our own industry that dangerously high goodwill/equity ratios can be very destabilizing.

•                  Since the FASB has stopped the systematic amortization of goodwill in favor of black-art impairment tests where goodwill write downs (and corresponding P&L hits) can take place unexpectedly and extremely materially, those who purchase businesses have an advantage over those who make material reinvestments under the Hanke screening.  A business that purchases other business will certainly generate investment banking fees and perhaps need to hire applied economists, but is this inherently superior to those who grow organically?

•                  Expeditors had cash balances equal to 45.9% of its equity at December 31, 2003 and 53.5% of its equity as of March 31, 2004.  Again, if you compare Expeditors’ cash/equity percentage against those of WorldCom, Enron or Adelphia Communications you’ll note that there is absolutely none of the similarities inferred by Dr. Hanke’s screening.  We really resented the fact our name was linked with these corporations.

•                  Dr. Hanke, Mr. Ozanian or perhaps both of them might have benefited from taking Algebra II from Mr. Beck.  We know that we did.

13.                               An industry publication recently described airfreight demand out of Asia as “explosive” but volumes thus far through April 2004 as flattish on a year over year basis (citing tonnage figures out of Chek Lap Kok, Incheon, and Changi).  Is this statement in line with what Expeditors has seen within the Asian airfreight market place during March and April of 2004?  How would Expeditors describe its airfreight volumes out of Asia during these months on a year over year basis?

We have no idea what you are talking about with “explosive” and “flattish” and an unnamed publication, but we can say that through the first quarter of 2004 our airfreight tonnage ex-Asia was up 30% year-over-year.  Our airfreight tonnage globally was up about 23%.  We haven’t seen the April tonnage yet, but based on April’s results (up 28% over April of 2003), we suspect that tonnage must have been just fine.

14.                               We have seen reports of ocean container shipping rates cooling off and declining as vessel capacity is being added and is coming on line over the next year or so.  Please describe current ocean freight carrier rates on a year over year basis by trade lane and if Expeditors would anticipate more favorable pricing during 2004 after substantial ocean carrier rate increases during 2003.

As of mid-May 2004, we see both ocean freight and air freight rates rising over the remainder of 2004.

15.                               I would like to tell you that I recently received my first Expeditors annual report and it is probably the nicest annual report I’ve ever seen.  It is very nice to look at, printed on high quality paper, has great images and even includes a nice poster.  While this is all well and good, I am not necessarily paying our company’s management group a compliment.

When I see all of those things, I have to wonder “how much did all of this cost the shareholders?”  I would think that 99% of the shareholders would be more than happy to receive an annual report printed on lower grade paper with fewer images and without a poster that will more than likely end up in the waste basket.  This is especially true if, as I suspect, doing this would allow Expeditors to increase profits and therefore increase the value of the company.  This, after all, is why we invested in Expeditors.

Now, I do understand that I might be missing something.  If the high quality of the materials in the annual report can be cost justified by increasing sales or improving worker morale, then maybe it makes sense.  However, I doubt that there is a real cost justification here.

We think that we are glad you were at least somewhat impressed by the annual report.  We regret someone who writes as well as you would be sufficiently motivated to compose a shortsighted complaint.

Creating the annual report is an expensive proposition.  Not because we use nice paper, great images or include a poster on the back of the multi-lingual message to shareholders.  No, the vast majority of the cost goes into compiling the information and of course that cost is the same no matter what quality of paper in the report.

While you didn’t express these feelings, do you as a shareholder believe that we would be the same company if we had only decided to pay 15% of the pre-tax operating profit out to the employees instead of the 25% bonus plan that has been a cornerstone of our success from our inception? Perhaps you haven’t seen one, but the interior of every office is nicer than the average freight forwarder.  We could certainly save some money by appointing our offices with something closer to the orange crates for desks and plastic buckets for chairs that some of the competition favors.  And if all of our employees went home promptly at closing like most of theirs do, think of the money we could save on overtime and electricity.  When you want to cut costs, you should propose that we stop paying full medical benefits for all our employees and their families.  That would save some real money.

To be fair, you knew we didn’t agree with your view when you wrote your question and you did say that you might be missing something.  Let us now try to explain to you why we do what we do and perhaps you will understand what we think you are actually missing.  Appearance is a very important and fundamental value at Expeditors.

If you were to visit one of our offices, you would note our commitment to appearance by the way our offices are appointed and maintained and you would note that all of our employees are professionally dressed.  We never celebrated casual Friday at our offices much less abandoned tailored clothing Monday through Thursday.  We have always wanted to look different and look professional.

We did this at a time when the cost of office furniture came from the founders’ pockets.  They did this not because they liked spending their money but with the firm belief that if the employees looked professional, if they worked in professional looking offices, if they were compensated fairly, and if the employees had their basic needs looked after, they would perform at a level of professionalism that enables Expeditors to produce a superior return.  It worked when we were privately held and it still works today.

So what does a shirt and tie have to do with an annual report?  Our annual report is the one tangible thing that our shareholders, our employees and our customers receive from us.  This is an opportunity to project the accomplishments, philosophy, culture and values of Expeditors. The report you are looking at didn’t use models; those were Los Angeles office employees in our 2003 annual report.  They are dressed not for picture day, but the way they look most every day.

Our CEO writes the shareholder letter himself addressing our shareholders, and the other interested readers like our customers, as the partners that he believes they are.  It is not ghost written or content scripted.  It is translated into other languages as a salute to our multi-cultural nature. And yes, we did use the back side of the shareholders message to produce a poster that most employees can relate to even if some shareholders such as yourself didn’t understand what it was about.

The theme for each annual report is developed in-house by freight forwarders.  The “copy” and the layout is the responsibility of the same graphics design firm that we’ve used for many years now.  They now understand Expeditors and they know that it is important to us to project our unique culture. The annual report is a government requirement but done right it can also reinforce to our customers, to our employees, and to our shareholders what Expeditors accomplished and where we are going.

From a unit cost perspective, the cost of an annual report has been static for years.   We’re actually known for being rather cost conscious, but we believe that if you have to do something it is worth doing right.  The annual report is a reflection of the company and we obviously don’t feel like we have anything to be apologetic about.

In closing, we would add that if you didn’t like the answer, you should consider selling your shares.  Next year’s report will very likely have the same production values and we don’t want dissatisfied shareholders.

16.                               With the volatility in carrier rates over the past year, as of April 2004 have you noticed customers switching the modes of transportation that they use, and if so how that might impact Expeditors?

We haven’t noticed any specific large-scale trends.  We believe that the fact that we have such a strong presence in both air and ocean freight markets gives us the unique ability to be able to meet our customer’s needs without the concern for losing business through a mode shift.

17.                               Can you talk about the dramatic rebound in airfreight net revenue margin compared to Q403? Is that net revenue margin sustainable through 2004?

Yes, and then probably no.  As we’ve noted many times before, net revenue margins tend to contract during the course of a year as a function of seasonal trends.  It is not surprising that our airfreight net revenue margins in the first quarter are higher than those in the fourth quarter of the proceeding year.  If this typical seasonal contraction occurs again this year, sustainability is out the window.

18.                               On the income statement, the category “Other income, net” has been running roughly $1,100,000 in three of the last four quarters. Is that a good run rate going forward?

This sure seems like a request for a prediction about the future to us, but this “run rate” is probably as good as another guess as long as interest rates are in the 1% range.  Of course, all you predictors will also want to keep one eye on foreign currencies as well.

Truth be told, we don’t even bother to budget for these non-operating income and expense categories.  We do try to make sure we don’t have foreign exchange losses on transfers of money — historically we’ve been pretty successful at this — and we do try to get the highest yielding returns as we can while staying within our investment policy which by resolution of the Board of Directors is limited to very safe short term investments.

Currently, the biggest contribution to the “Other income, net” line is pound based rental income on property adjacent to Heathrow Airport in London.  This lease will continue for another 4-5 years.

19.                               In past filings you indicated that there is $33 million budgeted for capital spending in 2004, excluding up to $10 million for development of the San Francisco property.  At this point, do you have a better sense for how much you will spend on the San Francisco property this in 2004?

No.  For the sake of completeness, we do disclose elsewhere in this 8-K that we are going to spend some $18 million on property to acquire a warehouse near the Los Angeles airport in 2004.

20.                               Recognizing that you are being careful in its development/rollout, could you please provide an update as to the success/traction that you have achieved in your point-to-point domestic forwarding offering?  At this point, are you still targeting a potential broader rollout by 4Q?

Wondering who wrote this question?  Our guess is the slasher.

So far our North American time definite rollout has gone very well.  We are very focused and are resisting the urges or opportunities to fly higher than we’re prepared to fall.  Our systems development efforts and our marketing efforts have been superb.

21.                               Has the shipment strength of March 2004 that was alluded to in the earnings press release continued into April?

We were encouraged by April 2004 as we were up 28% over April 2003. An April is typically not as robust as March so it is not fair to compare the two months directly.  However, on a relative strength basis, we were very encouraged by what we saw.

22.                               Has the pricing environment for forwarding services in Asia become increasingly rational in the past few months as capacity availability has tightened?

If required to reflect on pricing for services out of Asia as of mid-May 2004, we would say that it is somewhat more rational in spots, but there still remains significant pricing pressure for freight moving from the Far East.

23.                               Assuming a robust peak season in the third and fourth quarter of 2004, when would you have to contract for charter capacity, if any?

At one time we could have described this as the $64,000 question.  Now it is more like the $350,000 per one way trip from Hong Kong question.

We are going to decline to answer this question in any sort of detail for competitive reasons and hope you understand.  Our general answer is that we will charter whenever it becomes obvious to us that market conditions are such commercial scheduled lift will not available in sufficient quantity to service our customer needs.  Of course, we will also charter on an ad-hoc basis as required by the customer for program or specialty shipments.

24.                               It is my understanding that customs brokerage comprises the majority (about 70%) of net customs brokerage and import service revenue.  Also, it is my understanding that gross revenues from customs brokerage does not have any corresponding “customs brokerage and import services expenses” (i.e. 100% net revenue margin). Over the last twelve quarters net revenue margin from this division has declined year-over-year in each quarter.  Does this suggest that import services gross revenue is growing faster than customs brokerage gross revenue?  If not, could you please explain where my thinking is off?

In our most recent 8-K published February 18, 2004 we commented at length on the foolishness of analyzing a “net revenue margin” associated with customs brokerage.  We only focus on net revenue growth for the reasons described therein.  If the number itself is meaningless, what significance can there be in trend?

25.                               The “Other” operating expense item was relativity flat year-over-year in the first quarter of 2004 and, as such, provided much more leverage than it has in the past.  What accounts for this?

Cost control on discretionary expenses is the answer we would give.  Nothing fancy about it really. This was just the cumulative effect of most district managers cutting back on discretionary expenses during what is traditionally our slowest quarter.

If you look at the “Other” operating expense item sequentially, comparing the fourth quarter of 2003 ($17,381,000) to the first quarter of 2004 ($17,126,000), you’ll see that we had ever so slightly less “Other” expense in the first quarter, but still very much in line.

26.                               I believe your guidance for the tax rate for the foreseeable future is 36.75%.  Is this the expected tax rate before or after minority interest (i.e. is this assumed rate applied to earnings before income tax and minority interest?)?

The 36.75% guidance that we have given is our estimate of the overall federal state and foreign effective tax rate before we do any minority interest accounting.

27.                               Do you have an update on any planned office openings?  What is the company’s general strategy regarding opening offices?

We will certainly open in Poland soon assuming we can finally overcome the bureaucracy required to get a company organized.  We have started up in many places and this has certainly been different.

We don’t really have long-term office growth plans per se.  We tend to “follow the freight” or “follow the opportunities.”  We will certainly be expanding in the People’s Republic of China and are perhaps looking to bolster our presence in several of the Gulf States during the back half of 2004.

28.                               What was air volume growth by month (Jan, Feb, Mar) for the first quarter of 2004? And for April?

Approximately 60% of the air volume for the first quarter of 2004 came in the combined months of January and February meaning that March 2004 accounted for nearly 40% of the net airfreight revenue for the quarter.

29.                               What was ocean volume growth by month (Jan, Feb, Mar) for the first quarter of 2004? And for April?

Ocean freight net revenue was $46,227,000 for the first quarter of 2004, and, like airfreight, approximately 40% was generated in the month of March.

30.                               Could you provide any feedback from customers as to how they see demand for the remainder of 2004 – by key end-markets?

We could, but we have over 30,000 customers, we think each one is important, and we really don’t have room to publish all of their comments.  Last summer we wrote that based on general discussions with customers, we were sensing a “loosening” in the economy.  We think that this observation has been borne out.  Retail has been consistently strong and tech seems to be bouncing back.  Our results through the first quarter of 2004 showed that the old platitude “cautiously optimistic” remains very appropriate.  If you are looking for new information, perhaps we would put a little more emphasis on the “optimistic” rather than on the “cautiously.”

31.                               Would you please provide a little color on why the tax rate was slightly lower (35.6% first quarter of 2004 vs. 36.0% in the first quarter of 2003)?

We currently think that our total tax rate will be a little lower in 2004 than it was in 2003 and we are anticipating that lower tax rate.  This is primarily due to our having refined, based on empirical results, our accounting for the state tax expense associated with the repatriation of overseas earnings.

That all having been said we are firmly of the opinion that predicting our tax rate is a fool’s game due the fact that we are predicting tax rates and geographic spread of our taxable income.  If we make more in the U.S. in 2004 versus 2003, say due to the weaker dollar supporting increased U.S. exports, our tax rate will be higher than we currently predict. We don’t try to predict anything else with any precision so we are comfortable not knowing the exact tax rate either in this new world order of accounting.

32.                               Would you please provide an update on your two key real estate projects?

We assume that you are asking about San Francisco and London.  The London property is leased out for another four years to a large governmental agency responsible for building and maintaining airports.  This lease, which was in existence when we purchased the property, provides a return approximately 5 times higher than we are presently obtaining on our invested funds.

The San Francisco property is in the very early stages of the renovation project.  Demolition should start no later than mid-June 2004 and we plan to have the building ready for our occupancy in November 2005.  This November date is important because that is when our existing lease in San Francisco will expire.

We also are under contract to purchase a building in Los Angeles during the early portion of the third quarter 2004.  The acquisition cost for this property will be under $19 million.

33.                               What are your expectations for any additional air and ship carrier capacity as 2004 progresses?  If there is expected to be additional capacity, is there an opportunity that yields may improve?

As we noted above, it is our expectation based upon several years of working around here that yields typically do not improve over the course of the year and therefore we’re not anticipating sequential yield improvement through the balance of 2004.  We expect ocean prices and air pricing to firm into the latter half of 2004 due to fuel cost surcharges and normal seasonal patterns.

34.                               We understand that with the exception of timing issues, Expeditors is typically able to pass along higher freight prices and fuel costs.  As prices and fuel costs continue to increase, do you continue to have the same level of success in passing those costs onto customers and to what extent?

In general, the answer is that we continue to have the same level of success with increased rates.  As we have explained in the past, commercial concerns and market conditions play a big part in the nature and extent that rate increases can be passed forward.

35.                               Would you please provide what percentage of Far East net revenue China accounted for in the first quarter of 2004?

If we assume that by China you are referencing the PRC excluding Hong Kong, the answer is approximately 25% of our Far East net revenue came from this area in the first quarter of 2004.

36.                               Would you please disclose the percentage of your China business that is classified as exports versus imports?

For the month of March 2004, almost exactly 10% of net revenue in the PRC (excluding Hong Kong) came from import activity and 90% of our net revenue was from exports.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

May 17, 2004	/s/ PETER J. ROSE
Peter J. Rose, Chairman and Chief Executive Officer

May 17, 2004	/s/ R. JORDAN GATES
R. Jordan Gates, Executive Vice President- Chief Financial Officer and Treasurer